Exhibit 3.48(a)

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:50 PM 07/23/2010
FILED 05:22 PM 07/23/2010
SRV 100769731 - 4852025 FILE

CERTIFICATE OF FORMATION

OF

CLUBCORP HAMLET, LLC

1.             The name of the limited liability company is: ClubCorp Hamlet, LLC

2.             The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip Code 19808. The name of its registered agent as such address is: Corporation Service Company.

                IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ClubCorp Hamlet, LLC, this 23rd day of July, 2010.

Authorized Person,

/s/ Amber Imhoff
Amber Imhoff